Exhibit 99.1

FOR IMMEDIATE RELEASE

Polar Power Receives Nasdaq Confirmation of Stockholders’ Equity Compliance; Advances Next Phase of Restructuring

Following $1.03 million in completed annualized cost reductions, Polar targets approximately $2 million in total annualized savings, inclusive of Phase 1 of its Restructuring, while positioning operations to support scalable revenue growth

GARDENA, Calif., November 4, 2026 — Polar Power, Inc. (NASDAQ: POLA) (the “Company” and “Polar”), a provider of DC power generation and integrated energy solutions, today announced that it has received written confirmation from the Nasdaq Listing Qualifications Department that Nasdaq Staff has determined the Company complies with the $2.5 million minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1).

Nasdaq based its determination on Polar Power’s Form 8-K dated October 23, 2026. Nasdaq cautioned that the Company must continue to evidence compliance in its next periodic report and may be subject to delisting proceedings if it fails to do so.

Phase 2 of Polar’s Restructuring: Leaner, Vertically Integrated Operations

The determination follows the Company’s October 19 announcement that Phase 1 of Polar’s restructuring program (the “Restructuring”) had delivered approximately $1.03 million in annualized cost reductions. Under its current plan, management is targeting approximately $2 million in total annualized savings, including the Phase 1 reductions already announced. Achieving the overall target will depend on further actions being evaluated and implemented.

Since Chris Mayer’s appointment as Co-Chief Executive Officer, management has been reviewing facility utilization, manufacturing workflows, purchasing and inventory controls, and working-capital needs. The next phase is expected to focus on further California facility consolidation, lower fixed overhead, stronger production coordination and more efficient use of Polar’s vertically integrated engineering and manufacturing capabilities.

Financial Discipline and Growth Priorities

Polar Power is also evaluating refinancing and other capital-raising alternatives intended to improve liquidity, manage outstanding obligations and provide financial flexibility.

Alongside cost reductions, the Company is focused on rebuilding sales revenue and creating an operating model that can scale as customer demand increases. Polar intends to build on its vertically integrated DC power technologies, manufacturing expertise and established customer relationships in telecommunications, defense, data center infrastructure and distributed energy. Management believes improving commercial execution and expanding applications for its existing products, while selectively adding external manufacturing capacity when appropriate, can support revenue growth without a comparable increase in fixed overhead.

Management Commentary

“Receiving Nasdaq’s written confirmation is an important milestone for Polar Power and our shareholders,” said Chris Mayer, Co-Chief Executive Officer. “We made resolving the equity deficiency a near-term priority, and this determination gives us a stronger foundation for the work ahead. We recognize that continuing compliance must be demonstrated in our next periodic report.”

“In our first few weeks, we have identified meaningful opportunities to simplify the operating structure and improve financial discipline. Phase 1 has already removed more than $1 million in annualized costs, an important step toward our target of approximately $2 million total annualized savings. We believe our vertically integrated engineering and manufacturing capabilities remain a core strength, especially for technically demanding customers. As we improve facility utilization and production efficiency, we can also use select contract manufacturing partners to add flexibility and capacity where it makes sense. Our objective is not just to reduce expenses, but to build sales revenue on a more scalable cost structure and position Polar for sustainable growth.”

About Polar Power, Inc.

Polar Power, Inc. (NASDAQ: POLA) designs, manufactures and sells direct-current power generators, renewable energy systems and integrated power solutions for telecommunications, defense, robotics, data center infrastructure, distributed energy and other critical-power applications. More information is available at www.polarpower.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding restructuring plans, potential cost savings, facility consolidation, vertically integrated manufacturing, selective contract manufacturing, financing alternatives, liquidity, operating efficiencies, revenue growth, scalability, market opportunities and continuing Nasdaq compliance. Actual results may differ materially due to risks including the Company’s ability to obtain financing, execute contemplated changes, maintain manufacturing capabilities and customer relationships, achieve targeted savings, increase revenue, maintain adequate liquidity and satisfy Nasdaq’s continuing listing requirements. Additional risks are described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them except as required by law.

Media and Investor Relations

Polar Power, Inc. | 249 E. Gardena Blvd., Gardena, CA 90248 | (310) 830-9153 | ir@polarpowerinc.com